As filed with the Securities and Exchange Commission on February 19, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SHERWIN-WILLIAMS COMPANY

(Exact name of registrant as specified in its charter)

Ohio	34-0526850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 West Prospect Avenue, Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

The Sherwin-Williams Company

2005 Key Management Deferred Compensation Plan

(Amended and Restated Effective as of January 1, 2016)

(Full title of the plan)

Mary L. Garceau

Senior Vice President, General Counsel and Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115

(216) 566-2000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Amy I. Pandit

Jones Day

500 Grant Street, Suite 4500

Pittsburgh, Pennsylvania 15219

(412) 394-9547

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$50,000,000	100%	$50,000,000(2)	$5,455.00

(1)

The Deferred Compensation Obligations are unsecured obligations of the registrant to pay up to $50,000,000 of deferred compensation from time to time in the future in accordance with the terms of The Sherwin-Williams Company 2005 Key Management Deferred Compensation Plan (Amended and Restated Effective as of January 1, 2016) (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by The Sherwin-Williams Company, an Ohio corporation (the “Company” or the “Registrant”), to register an additional $50,000,000 of Deferred Compensation Obligations, issuable under The Sherwin-Williams Company 2005 Key Management Deferred Compensation Plan (Amended and Restated Effective as of January 1, 2016) (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 19, 2021.

(b) The Registrant’s Current Reports on Form 8-K filed with the Commission on February  3, 2021 and February 16, 2021.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished to, rather than filed with, the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Certain employees of the Company and its subsidiaries are permitted to defer certain compensation pursuant to the Plan. Participation in the Plan is voluntary. Participants may elect to allocate deferred compensation into a variety of investment alternatives, with the crediting rate determined based on a participant’s choice of investment alternatives. When a participant makes a deferral election, the Company credits the value of such amount to such participant’s account. Participants may change investment elections at least quarterly. Participants are 100% vested in their account balances at all times.

The Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended. The participants are unsecured general creditors of the Company and are not protected against loss of benefits in the case of the Company’s insolvency or bankruptcy. A participant’s account will rank junior in rights to all other secured and subordinated indebtedness of the Company from time to time outstanding. The Company has established one or more trust fund(s) for the purpose of providing a source from which to pay benefits under the Plan; provided, however, that the trusts are at all times subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy.

The value of a participant’s account ordinarily will be distributed to the participant or the participant’s beneficiary (in the case of the participant’s death) upon a participant’s separation from service. In limited circumstances of severe financial hardship or disability, a participant may be permitted to make a withdrawal in cash prior to termination of his or her employment. In the event of a Change of Control of the Company, as defined in the Plan, deferred amounts will be immediately distributed to participants. No amount payable to a participant or a beneficiary under the Plan may be assigned or alienated.

A participant’s account balances will not be convertible into securities of the Company and the participant will have no voting rights with respect to the participant’s accounts.

The Plan is administered by the Administration Committee (as defined in the Plan) or its designee. The Company may amend or terminate the Plan at any time, pursuant to the terms and conditions set forth therein.

Item 5. Interests of Named Experts and Counsel.

Mary L. Garceau, Senior Vice President, General Counsel and Secretary of the Company, is passing on certain legal matters regarding the Deferred Compensation Obligations. Ms. Garceau is a full-time employee of the Company, owns Company securities and is eligible to participate in various employee benefit plans, including the Plan.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Ohio Revised Code (the “ORC”) and the Company’s Regulations (the “Regulations”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Company’s Regulations, as amended and restated (the “Regulations”).

The Registrant will indemnify, to the full extent then permitted by law, any director or officer or former director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the individual is or was a member of the Company’s Board of Directors (the “Board”) or an officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will pay, to the full extent then required by law, expenses, including attorneys’ fees, incurred by a member of the Board in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof.

To the full extent then permitted by law, the Company may indemnify employees, agents and other persons and may pay expenses, including attorneys’ fees, incurred by any employee, agent or other person in defending any action, suit or proceeding as such expenses are incurred, in advance of the final disposition thereof.

The indemnification and payment of expenses described above shall not be exclusive of, and shall be in addition to, any other rights granted to any person seeking indemnification under any law, the Company’s Amended and Restated Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a member of the Board, trustee, officer, employee or agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The Registrant may, to the full extent then permitted by law and authorized by the Board, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described above against any liability asserted against and incurred by any such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article IV of the Regulations, or of Chapter 1701 of the ORC. Insurance may be purchased from or maintained with a person in which the Company has a financial interest.

The Registrant, upon approval by the Board, may enter into agreements with any persons whom the Company may indemnify under the Regulations or under the laws of the State of Ohio and may undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them.

Under Section 1701.13 of the ORC, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Description

4(a)	Amended and Restated Articles of Incorporation of the Registrant, as amended through February 18, 2015, filed as Exhibit 3 to the Company’s Current Report on Form 8-K dated February 18, 2015, and incorporated herein by reference.

4(b)	Regulations of the Company, as amended and restated October 17, 2018, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated October 17, 2018, and incorporated herein by reference

5	Opinion of Mary L. Garceau, Senior Vice President, General Counsel and Secretary for the Company (filed herewith).

23(a)	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith).

23(b)	Consent of Mary L. Garceau (set forth in her opinion filed herewith as Exhibit 5).

24	Power of Attorney (filed herewith).

99	The Sherwin-Williams Company 2005 Key Management Deferred Compensation Plan (Amended and Restated Effective as of January 1, 2016) filed as Exhibit 10(f) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on February 19, 2021.

THE SHERWIN-WILLIAMS COMPANY

By:	/s/ Mary L. Garceau
Mary L. Garceau
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* John G. Morikis	Chairman and Chief Executive Officer, Director (Principal Executive Officer)	February 19, 2021
John G. Morikis

* Allen J. Mistysyn	Senior Vice President – Finance and Chief Financial Officer (Principal Financial Officer)	February 19, 2021
Allen J. Mistysyn

* Jane M. Cronin	Senior Vice President – Corporate Controller (Principal Accounting Officer)	February 19, 2021
Jane M. Cronin

* Kerrii B. Anderson	Director	February 19, 2021
Kerrii B. Anderson

* Arthur F. Anton	Director	February 19, 2021
Arthur F. Anton

* Jeff M. Fettig	Director	February 19, 2021
Jeff M. Fettig

* Richard J. Kramer	Director	February 19, 2021
Richard J. Kramer

* Susan J. Kropf	Director	February 19, 2021
Susan J. Kropf

* Christine A. Poon	Director	February 19, 2021
Christine A. Poon

* Michael H. Thaman	Director	February 19, 2021
Michael H. Thaman

* Matthew Thornton III	Director	February 19, 2021
Matthew Thornton III

* Steven H. Wunning	Director	February 19, 2021
Steven H. Wunning

*

The undersigned, by signing her name hereto, does sign this Registration Statement on behalf of the designated officers and directors of The Sherwin-Williams Company pursuant to Power of Attorney executed on behalf of each of such officer and director that is filed as an exhibit hereto.

By:	/s/ Mary L. Garceau	February 19, 2021
Mary L. Garceau, Attorney-in-Fact